UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16. Form
4 or Form 5 obligations may continue. See Instruction 1(b).

1. Name and Address of Reporting Person

   Electronic Trading Group, L.L.C. ("ETG")
   111 Broadway, 3rd Floor
   New York, New York 10006

   and the Reporting Person(s) listed on Addendum 1 hereto.

2. Issuer Name and Ticker or Trading Symbol

   M. H. Meyerson & Co., Inc. (MHMY)

3. IRS Number of Reporting Person (Voluntary)



4. Statement for Month/Year

   04/01

5. If Amendment, Date of Original (Month/Year)

   Not applicable.

6. Relationship of Reporting Person(s)to Issuer (Check all applicable)

   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (check Applicable Line)

   __Form filed by One Reporting Person
   X Form filed by More than One Reporting Person.













Page 1 or 5


                                       TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED,
                                             DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of Security|2. Transaction|3. Transaction|4. Securities       |5. Amount of    |6. Ownership |7. Nature of |
   (Instr. 3)       |   Date       |   Code       |   Acquired (A)     | Securities     | Form:       | Indirect    |
                    |              |   (Instr. 8) |   or Disposed      | Beneficially   | Direct (D)  | Beneficial  |
                    |    (Month/   |              |    of (D)          | Owned at End of| or Indirect | Ownership   |
                    |    Day/      |              |    (Instr. 3,4,    | Month (Instr.  | (I)         | (Instr. 4)  |
                    |    Year)     |              |    and 5)          | 3 and 4)       | (Instr. 4)  |             |
                    |              |      |       |      | (A) or|     |                |             |             |
                    |              | Code |   V   |Amount| (D)   |Price|                |             |             |
_____________________________________________________________________________________________________________________
Common Stock		4/02/01 	P 		2400	A 	2.4375				D,I 		+
                      	4/02/01		P    		2500	A    	2.44531    			D,I           	+
                      	4/03/01	 	P    		100   	A 	2.10156          		D,I        	+
                     	4/04/01	 	P    		1600	A    	2.3125   		   	D,I           	+
                      	4/04/01   	P   		3000   	A     	2.34375                    	D,I           	+
		      	4/04/01	 	P    		1000   	A     	2.40625				D,I	       	+
		      	4/05/01	 	P    		1000	A     	2.3125                     	D,I           	+
                      	4/16/01	 	P    		1000   	A     	2.05                       	D,I           	+
                      	4/19/01	 	S             	1000	D	2.65                       	D,I           	+
                      	4/10/01  	S		1900 	D	2.61				D,I		+
			4/19/01	 	S             	1900	D    	2.2                        	D,I           	+
     			4/19/01      	S          	2000	D   	2.24	                   	D,I           	+
                     	4/19/01      	S         	2000	D    	2.25                      	D,I          	+
                      	4/19/01	 	S             	2000	D   	2.25                       	D,I	   	+
                      	4/19/01	 	S             	2000	D   	2.25                      	D,I	   	+
                      	4/19/01      	S         	1000	D     	2.26	                   	D,I           	+
                      	4/19/01      	S           	1000	D    	2.3                        	D,I	   	+
                     	4/19/01      	S          	1000	D    	2.35                       	D,I           	+
                     	4/19/01      	S          	2000	D    	2.35                       	D,I           	+
                     	4/19/01      	S          	2000	D    	2.35	                   	D,I           	+
                      	4/19/01      	S           	2000	D    	2.35                       	D,I           	+
                     	4/19/01      	S          	2000   	D    	2.37	                   	D,I           	+
                     	4/19/01      	S          	2000	D    	2.39                       	D,I           	+
                      	4/19/01      	S          	1000	D    	2.4                        	D,I           	+
                      	4/19/01      	S          	1109	D     	2.45                       	D,I           	+
                      	4/19/01      	S          	1000	D    	2.45	                   	D,I           	+
                      	4/19/01      	S          	3000	D     	2.5                        	D,I	   	+
                      	4/19/01      	S           	5000	D     	2.5                        	D,I	   	+
                     	4/19/01      	S              	100 	D    	2.55                       	D,I           	+
                     	4/19/01      	S          	1   	D    	2.6	                   	D,I           	+
                      	4/19/01      	S          	1000	D    	2.6                        	D,I           	+
                      	4/19/01      	S          	9999	D    	2.6                        	D,I	   	+
                      	4/19/01      	S          	4900	D     	2.6                        	D,I	   	+
                      	4/19/01      	S            	1000	D    	2.7                        	D,I           	+
                      	4/19/01      	P              	800	A     	2.55	                   	D,I           	+
                      	4/19/01      	P              	300    	A     	2.59                       	D,I           	+
                     	4/19/01      	P              	500    	A    	2.62                       	D,I	   	+
                      	4/19/01	 	S             	1000	D     	2.7                        	D,I           	+
                      	4/20/01      	S           	100  	D    	2.8                        	D,I          	+
                      	4/20/01      	S	     	2000	D    	2.8                       	D,I	   	+
                     	4/20/01      	S          	2000	D    	2.75                       	D,I	   	+
                      	4/20/01      	S          	2000	D    	2.75                       	D,I	   	+
                     	4/20/01      	S           	2900	D    	2.7                        	D,I 	   	+
                      	4/20/01      	S           	2000	D     	2.7                        	D,I           	+
                      	4/20/01      	S           	100 	D    	2.68                       	D,I           	+
                      	4/20/01      	S          	1900	D    	2.68                       	D,I	   	+
                      	4/20/01      	S           	2000	D    	2.64                       	D,I	   	+
                      	4/20/01      	S           	2000	D    	2.62                       	D,I           	+
                      	4/20/01      	S          	1900	D     	2.6                        	D,I	   	+
                     	4/20/01      	S           	2000	D     	2.6                        	D,I	   	+
                      	4/20/01      	S          	1000	D    	2.59                       	D,I           	+
                      	4/20/01      	S           	2000	D    	2.58                       	D,I           	+
                      	4/20/01      	S            	2000	D    	2.55                       	D,I           	+
                      	4/20/01      	S            	6900	D     	2.79                       	D,I	   	+


							Page 2 of 5

			4/20/01      	S             	500	D     	2.71                       	D,I 	   	+
                      	4/20/01      	S          	5000	D     	2.55                       	D,I	   	+
			4/20/01	 	P             	3000   	A    	2.4                       	D,I           	+
                      	4/20/01	 	P             	200	A     	2.41                       	D,I           	+
                   	4/20/01   	P             	3000  	A   	2.45                		D,I	     	+
                     	4/20/01      	P            	5000   	A    	2.5                      	D,I           	+
                      	4/20/01	  	P             	100   	A     	2.52                       	D,I           	+
                     	4/20/01	  	P             	100	A    	2.52                       	D,I	      	+
                      	4/20/01	  	P             	100    	A     	2.52                       	D,I           	+
                     	4/20/01       	P              	100    	A     	2.52                       	D,I	   	+
                      	4/20/01       	P              	100    	A     	2.52                       	D,I	       	+
                      	4/20/01	  	P             	1000	A     	2.52                       	D,I           	+
                      	4/20/01	  	P             	100    	A      	2.54                       	D,I	   	+
                     	4/20/01       	P	      	100    	A     	2.54	                   	D,I           	+
                     	4/20/01	  	P             	1000	A     	2.56                       	D,I	       	+
                      	4/20/01	  	P             	100	A     	2.57                       	D,I           	+
                      	4/20/01	  	P             	100	A     	2.58	                  	D,I           	+
                     	4/20/01       	P              	600	A     	2.58                       	D,I           	+
                      	4/20/01	  	P             	400	A     	2.58                       	D,I           	+
                      	4/20/01       	P             	100   	A     	2.6	                   	D,I           	+
                      	4/20/01	  	P             	1000	A     	2.6                        	D,I           	+
                     	4/20/01	  	P             	4500	A     	2.65                       	D,I           	+
      			4/20/01       	P             	100	A     	2.68                       	D,I           	+
                     	4/20/01       	P              	100   	A     	2.7                        	D,I	       	+
                     	4/20/01	  	P            	100	A    	2.7                        	D,I           	+
                      	4/20/01	  	P              	100	A     	2.7                        	D,I	      	+
                      	4/23/01	  	P              	200	A     	2.4                        	D,I            	+
                      	4/23/01	  	P              	100   	A      	2.4                        	D,I	    	+
                      	4/23/01	  	P             	1000	A     	2.35                       	D,I            	+
                      	4/23/01	   	P              	100	A     	2.35                        	D,I           	+
                      	4/23/01	  	P              	100	A     	2.34                        	D,I           	+
                      	4/23/01	  	P             	1000	A     	2.3                         	D,I           	+
                      	4/23/01	  	P             	100   	A     	2.27                       	D,I           	+
                      	4/23/01	  	P             	100	A     	2.25                        	D,I	    	+
                      	4/23/01	  	S             	1000   	D     	2.31                       	D,I           	+
                      	4/24/01	  	S             	1000	D     	2.36	                    	D,1           	+
                      	4/24/01	  	P              	100	A     	2.35                        	D,I           	+
                      	4/25/01	  	S             	1000	D     	2.5                        	D,I            	+
                      	4/25/01	  	S              	500 	D     	2.41                       	D,I	    	+
                      	4/25/01	  	S              	500	D     	2.41	                    	D,I           	+
                      	4/25/01       	S           	500    	D     	2.41                       	D,I            	+
                      	4/25/01       	S             	500 	D     	2.41                       	D,I            	+
                      	4/25/01       	S         	500	D     	2.41                       	D,I            	+
                      	4/25/01       	S         	1000	D     	2.41                       	D,I            	+
                      	4/25/01	  	S              	500	D     	2.41	                    	D,I           	+
                     	4/25/01       	S              	6500	D     	2.41                       	D,I            	+
                      	4/25/01	  	P              	1000	A     	2.4                        	D,I	    	+
                      	4/25/01       	P             	100   	A     	2.37                        	D,I            	+
                      	4/25/01	  	P   		700   	A     	2.35	                    	D,I           	+
                     	4/26/01	  	S             	100	D     	2.77                        	D,I           	+
                      	4/26/01	  	S             	900	D     	2.6                         	D,I           	+
                      	4/26/01	  	S              	2000	D     	2.6                         	D,I           	+
                      	4/26/01	  	S              	1000	D     	2.55                        	D,I           	+
                     	4/26/01       	S          	2800	D     	2.55                        	D,I	    	+
                      	4/26/01	  	S              	1100	D     	2.55                        	D,I	    	+
                      	4/26/01       	S              	1100	D     	2.55	                    	D,I           	+
                      	4/26/01       	S          	2800	D     	2.55                        	D,I           	+
                      	4/26/01       	S              	1100	D     	2.55                        	D,I           	+
                      	4/26/01       	S           	1100	D     	2.55                        	D,I           	+
                      	4/26/01       	S         	5000	D     	2.55                        	D,I           	+
                      	4/26/01       	S          	5000	D     	2.55	                    	D,I           	+
                      	4/26/01       	S         	1100	D     	2.55	                    	D,I           	+
                      	4/26/01       	S           	3600	D     	2.55                        	D,I           	+
                      	4/26/01       	S          	700   	D     	2.55                         	D,I           	+
                      	4/26/01       	S              	700   	D     	2.55                        	D,I           	+
                      	4/26/01       	S           	700   	D     	2.55                         	D,I           	+
                      	4/26/01       	S         	5000	D     	2.55                        	D,I           	+
                      	4/26/01       	S           	5000	D     	2.55	                    	D,I           	+
                      	4/26/01       	S             	5000	D     	2.55	                    	D,I           	+

							Page 3 of 5

			4/26/01       	S           	5000	D     	2.55                        	D,I           	+
                      	4/26/01       	S         	100 	D     	2.52                        	D,I           	+
                  	4/26/01	  	S             	2300	D     	2.44                        	D,I           	+
                      	4/26/01       	S         	2000	D     	2.4                         	D,I           	+
                     	4/26/01       	S          	2000	D     	2.32                       	D,I           	+
                      	4/26/01       	S         	2000	D     	2.55                        	D,I           	+
			4/26/01   	S  		2000	D 	2.54				D,I		+
			4/26/01      	S        	4000	D     	2.52				D,I		+
			4/26/01   	S         	5200 	D	2.32				D,I		+
			4/26/01   	S      		3000	D     	2.31                          	D,I		+
			4/26/01       	P  		100   	A      	2.3                        	D,I		+
			4/27/01		S		5200	D	2.50				D,I		+
			4/27/01		S		4500	D	2.50				D,I		+
			4/27/01		S		1000	D	2.50				D,I		+

										757,400

---------------------------------------------------------------------------------------------------------------------

                                       TABLE II -- DERIVATIVE SECURITIES ACQUIRED,
                                           DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of   | 2. Conver-   | 3. Trans-   | 4. Trans-   | 5. Number of   | 6. Date Exer-     | 7. Title and Amount |
   Derivative | sion or      |    action   |    action   |    Derivative  |    cisable and    |    of Underlying    |
   Security   | Exercise     |    Date     |    Code     |    Securities  |    Expiration     |    Securities       |
   (Instr. 3) | Price of     |    (Month/  |    (Instr.  |    Acquired    |    Date           |    (Instr. 3 and 4) |
              | Deri-        |    Date/    |     8)      |    (A) or      |    (Month/Day/    |                     |
              | vative       |    Year)    |             |    Disposed of |    Year)          |                     |
              | Security     |             |             |    (D) (Instr. |                   |                     |
              |              |             |             |    3, 4 and 5) |                   |                     |
              |              |             |_____________|________________|___________________|_____________________|
              |              |             |      |      |        |       |         |         |         |           |
              |              |             |      |      |        |       | Date    | Expira- |         | Amount or |
              |              |             |      |      |        |       | Exer-   | tion    |         | Number of |
              |              |             | Code |  V   |  (A)   | (D)   | cisable | Date    |   Title | Shares    |
______________|______________|_____________|______|______|________|_______|_________|_________|_________|___________|
              |              |             |      |      |        |       |         |         |         |           |
              l              l             l      l      l        l       l         l         l         l           l

| 8. Price of    | 9. Number of    | 10. Ownership   | 11. Nature of   |
|    Derivative  |    derivative   |     Form of     |     Indirect    |
|    Security    |    Securities   |     Derivative  |     Beneficial  |
|    (Instr. 5)  |    Benefi-      |     Security    |     Ownership   |
|                |    cially       |     Direct (D)  |    (Instr. 4)   |
|                |    Owned at     |     or Indirect |                 |
|                |    End of       |     (I) (Instr. |                 |
|                |    Month        |     4)          |                 |
|                |    (Instr. 4)   |                 |                 |












Page 4 of 5
ELECTRONIC TRADING GROUP, L.L.C.

     /s/ Robert Kanter*
By:  _________________________
     Title: Member-Manager


ROBERT KANTER

     /s/ Robert Kanter*
By:  _________________________

** Signature of Reporting Persons

Date: May 4, 2001

Explanation of Responses:


+       Robert Kanter may be deemed to be the controlling person
of ETG and therefore may be deemed to be the indirect beneficial owner of the 757,400 shares of M. H. Meyerson & Co., Inc. owned directly by ETG at the end of April 2001.

* Not to be construed as an admission of beneficial ownership.

**      Intentional misstatements or omissions of facts
constitute Federal Criminal Violations. See U.S.C. 1001 and 15
U.S.C. 78ff(a).


























Page 5 of 5


                          ADDENDUM 1

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

1. Name and Address of Reporting Person

   Robert Kanter
   111 Broadway
   New York, NY 10006

2. Issuer Name and Ticket or Trading Symbol

   M. H. Meyerson & Co., Inc. (MHMY)

3. IRS Number of Reporting Person
   (Voluntary)



4. Statement for Month/Year

   04/01